UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) and Rule 14a-12

PSYCHIATRIC SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE PSYCHIATRIC SOLUTIONS, INC. EQUITY INCENTIVE PLAN
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
POST-EMPLOYMENT COMPENSATION
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION
APPENDIX A
FORM OF PROXY CARD

6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067
April 10, 2008
TO OUR STOCKHOLDERS:
     You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Psychiatric Solutions, Inc., to be held on Tuesday, May 20, 2008, at 8:00 a.m. (Central Time), at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067. The matters to be acted upon at the Annual Meeting are more fully described in the accompanying Proxy Statement and related materials.
     In accordance with new rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2007 Annual Report to Stockholders. The Notice of Internet Availability contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2007 Annual Report to Stockholders and a form of proxy card.
     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible over the Internet or by phone as instructed in the Notice of Internet Availability or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
     We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Joey A. Jacobs
Joey A. Jacobs
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE
MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD
AS PROMPTLY AS POSSIBLE.

6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2008
TO OUR STOCKHOLDERS:
     The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Psychiatric Solutions, Inc. will be held on Tuesday, May 20, 2008, at 8:00 a.m. (Central Time), at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, for the following purposes:
(1)	To elect three nominees as Class III directors;

(2)	To approve an amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(4)	To transact any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.
     The matters to be acted upon at the Annual Meeting are more fully described in the Proxy Statement and related materials. Please read the materials carefully.
     The Board of Directors has fixed the close of business on March 31, 2008 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By order of the Board of Directors,
/s/ Joey A. Jacobs
Joey A. Jacobs
Chairman, President and Chief Executive Officer

Dated: April 10, 2008
IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

6640 CAROTHERS PARKWAY
SUITE 500
FRANKLIN, TENNESSEE 37067
PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2008 Annual Meeting of Stockholders, or the Annual Meeting, to be held at our executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, on Tuesday, May 20, 2008, at 8:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed or made available to stockholders on or about April 10, 2008.
INFORMATION CONCERNING SOLICITATION AND VOTING
Voting of Proxy
     Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. Stockholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning a proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return your proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Please refer to the instructions provided in the Notice of Internet Availability or proxy card provided to you for information on the available voting methods.
     If a proxy is properly given prior to or at the Annual Meeting and not properly revoked, it will be voted in accordance with the instructions, if any, given by the stockholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR approval of the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan, (c) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and (d) in accordance with the recommendation of our Board of Directors on any other proposal that may properly come before the Annual Meeting or any adjournment thereof. The persons named as proxies were selected by our Board of Directors.
     Stockholders who give proxies have the right to revoke them at any time before they are voted by delivering a written request to Christopher L. Howard, Esq., our Executive Vice President, General Counsel and Secretary, at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067 prior to the Annual Meeting or by submitting another proxy at a later date, and the giving of the proxy will not affect the right of a stockholder to attend the Annual Meeting and vote in person.
Record Date
     The close of business on March 31, 2008 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of such date, we had 125,000,000 authorized shares of common stock, $.01 par value, or Common Stock, of which 55,418,799 shares were outstanding and entitled to vote, and 1,186,530 authorized shares of preferred stock, of which no shares were outstanding. Common Stock is our only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the Annual Meeting.

Quorum and Voting Requirements
     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy. The Annual Meeting may be adjourned from time to time, whether or not a quorum is present, by the affirmative vote of a majority of the votes present and entitled to be cast at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the Annual Meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owner of shares on a particular matter.
Miscellaneous
     We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding the proxy materials to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.
     Our management is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of our Board of Directors.
     Throughout this Proxy Statement, all share numbers, purchase prices per share and exercise prices relating to our securities are adjusted for the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
     Our Amended and Restated Certificate of Incorporation, as amended, provides that our Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of our directors are elected each year. All classes of directors have three year terms. The terms of our Class III directors expire at the Annual Meeting.
     Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the three individuals named below under the caption “Class III Nominees” for election as directors to serve until the annual meeting of stockholders in 2011 or until their successors have been elected and take office. Each nominee has consented to be a candidate and to serve, if elected. Proxies cannot be voted for a greater number of persons than the nominees named.
Class III Nominees
     The following table shows the names, ages and principal occupations of each of the nominees designated by our Board of Directors to become directors and the year in which each nominee was first appointed or elected to the Board of Directors of Psychiatric Solutions Hospitals, Inc. or Psychiatric Solutions, Inc., as applicable.

		Principal Occupation/	Director
Name	Age	Other Directorships	Since
Joey A. Jacobs	54	Mr. Jacobs serves as President and Chief Executive Officer and was one of our co-founders in April 1997. Mr. Jacobs has also served as Chairman of the Board since August 2002. Prior to our founding, Mr. Jacobs served for 21 years in various capacities with HCA Inc., or HCA, formerly known as Hospital Corporation of America, Columbia and Columbia/HCA, most recently as President of the Tennessee Division.	1997

Edward K. Wissing	70	Mr. Wissing has served as a director of Christiana Care Health System, a privately-held hospital system, and as Chairman of the Board of Christiana Care Health Initiatives since November 2006. Until February 2007, Mr. Wissing had served as Chairman of the Board of Pediatric Services of America, Inc., a home health care company, since December 2002, and as a director since 2001. Mr. Wissing previously served as President, Chief Executive Officer and a director of American HomePatient, Inc., a national provider of home health care products and services, from May 1984 until May 1998.	1997

William M. Petrie, M.D.	61	Dr. Petrie has served as President of Psychiatric Consultants, P.C., a psychiatrist practice group, since 1999.	2004
Required Vote
     Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share of Common Stock held of record for each nominee. An abstention may not be specified with respect to the election of

Class III Nominees. Broker non-votes will have no effect on the outcome of the election. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors. If a nominee becomes unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors.
The Board of Directors recommends that the stockholders vote FOR each of the Class III nominees.
Continuing Directors
     The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and take office. Stockholders are not voting on the election of the Class I and Class II directors. The following table shows the names, ages, principal occupations and other directorships of each continuing director and the year in which each was first appointed or elected to the Board of Directors of Psychiatric Solutions Hospitals, Inc. or Psychiatric Solutions, Inc., as applicable.

		Principal Occupation/	Director
Name	Age	Other Directorships	Since
Class I – Term Expiring in 2009

Christopher Grant, Jr.	53	Mr. Grant has served as the President of Salix Management Corporation, a manager of venture capital partnerships Salix Ventures, L.P., Salix Ventures II, L.P. and Salix Affiliates II, L.P., since 1997.	1997

David M. Dill	39	Mr. Dill has served as the Chief Financial Officer of LifePoint Hospitals, Inc., a non-urban hospital company, since July 2007. Prior to joining LifePoint Hospitals, Inc., Mr. Dill served as Executive Vice President of Fresenius Medical Care North America and as Chief Executive Officer in the East Division of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, a publicly-traded dialysis services company. Mr. Dill previously served as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly traded dialysis services company, from November 2003 until Renal Care Group, Inc. was acquired by Fresenius Medical Care on March 31, 2006. Prior to his promotion to Executive Vice President and Chief Financial Officer, Mr. Dill was the Senior Vice President, Finance of Renal Care Group, Inc.	2005

		Principal Occupation/	Director
Name	Age	Other Directorships	Since
Class II – Term Expiring in 2010

Mark P. Clein	48	Mr. Clein has served as President and Chief Financial Officer of United BioSource Corporation, a pharmaceutical and life sciences consulting company, since November 2003. Mr. Clein previously served as a Partner of LCI Partners, a consulting and investment firm, from January 2003 to November 2003. Prior to LCI Partners, Mr. Clein served as Executive Vice President and Chief Financial Officer of US Bioservices Corporation, a provider of distribution services for specialty pharmaceuticals and biologics, from May 2002 to January 2003. From May 1999 to May 2002, Mr. Clein served as Chief Executive Officer of PMR Corporation.	2002

Richard D. Gore	55	Mr. Gore served as Chief Executive Officer of Attentus Healthcare Corporation, or Attentus, a non-urban hospital management company, from February 2006 until November 2006 and as President from December 2002 until November 2006. Mr. Gore had previously served as Co-Chief Executive Officer of Attentus since December 2002. Mr. Gore served as Chief Financial Officer of Province Healthcare Company, a non-urban hospital company, from April 1996 to August 2001 and served as Vice Chairman of the Board of Directors of Province Healthcare Company from December 1999 to August 2001.	2003

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE
PSYCHIATRIC SOLUTIONS, INC. EQUITY INCENTIVE PLAN
     Our Board of Directors has adopted and is hereby proposing to the stockholders an amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan, or the Equity Incentive Plan. As further described below, the sole purpose of this amendment is to increase the number of shares of Common Stock subject to grant under the Equity Incentive Plan by 2,000,000. The explanation of the amendment below is qualified in its entirety by reference to the full text of the amendment to the Equity Incentive Plan, which is attached hereto as Appendix A.
Description of the Amendment to the Equity Incentive Plan
     The Equity Incentive Plan permits awards (“Awards”) of (i) “incentive stock options” (“ISOs”) described in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), (ii) non-qualified stock options that are not qualified as ISOs under the Code (“NQSOs”) and (iii) Common Stock that is subject to restrictions on transfer and/or risk of forfeiture (“Restricted Stock”). The Equity Incentive Plan is administered by the Compensation Committee of our Board of Directors and was designed to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”).
     As of February 1, 2008, 11,116,666 shares of Common Stock had been reserved for issuance under the Equity Incentive Plan, 10,079,219 shares of which were either subject to outstanding Awards or had been issued pursuant to the Equity Incentive Plan as of such date. On February 25, 2008, the Compensation Committee granted 283,000 shares of Restricted Stock and options to purchase 695,225 shares of Common Stock. The Compensation Committee also granted options to purchase an additional 353,750 shares of Common Stock, subject to stockholder approval of the amendment to the Equity Incentive Plan. Under the amendment to the Equity Incentive Plan, an additional 2,000,000 shares of Common Stock will be available for issuance (including the 353,750 shares subject to the conditional grant by the Compensation Committee on February 25, 2008).
     Without an increase in shares authorized under the Equity Incentive Plan, we will be unable to grant additional Awards to our employees. The Board of Directors believes that Awards are an essential part of our compensation program and provide meaningful inducements to employees to contribute to our growth and financial performance. The Equity Incentive Plan has been a useful tool in achieving our business development goals by helping to attract and retain highly qualified employees. We believe that continued Award grants are necessary to attract and retain qualified individuals in the current economic environment.
General Description of the Equity Incentive Plan
     The purpose of the Equity Incentive Plan is to provide a performance incentive to employees and others who perform services that enhance the value of our stockholders’ equity. The Compensation Committee is authorized to administer the Equity Incentive Plan and to grant Awards to our employees and to certain others who provide significant services to us. The Equity Incentive Plan provides for the Award of ISOs, NQSOs and Restricted Stock. All of our employees and the employees of our subsidiaries and, in the case of Awards other than ISOs, any consultant or independent contractor providing services to us or a subsidiary, are eligible for Awards under the Equity Incentive Plan. ISOs may be granted only to our employees and employees of our subsidiaries. As of March 10, 2008, we employed approximately 23,300 people.
     The Compensation Committee determines which individuals are to receive Awards under the Equity Incentive Plan, the type of Award to be granted (i.e., ISOs, NQSOs or Restricted Stock) and the exercise prices and vesting dates of each Award. The exercise price of ISOs may not be less than 100% of the fair market value of Common Stock on the trading day immediately preceding the date of grant (110% for individuals who own more than 10% of our total outstanding Common Stock). These and other terms are set forth in the Equity Incentive Plan and a written agreement between us and the individual receiving the Award. The aggregate fair market value of Common Stock with regard to which ISOs are exercisable by an individual for the first time during any calendar year may not exceed $100,000. No option shall be exercisable after the expiration of ten years from the date it is granted (five years for ISOs granted to individuals who own more than 10% of our total outstanding shares of Common Stock).

     As of March 10, 2008, we had options outstanding to purchase 6,447,689 shares of Common Stock under the Equity Incentive Plan, (not including the 353,750 shares subject to the conditional grant by the Compensation Committee on February 25, 2008). The exercise price under which options have been granted has been the fair market value of our Common Stock on the date of grant. Based upon the closing sale price of our Common Stock on March 10, 2008, the aggregate market value of the 6,447,689 shares of Common Stock underlying outstanding options granted pursuant to the Equity Incentive Plan was approximately $39.2 million. As of March 10, 2008, 469,250 shares of Restricted Stock issued pursuant to the Equity Incentive Plan were outstanding.
     The amount of any Award under the Equity Incentive Plan is subject to the discretion of the Compensation Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of such Awards cannot be determined prior to their grant. As of March 10, 2008, approximately 300 employees, excluding our executive officers, held options to purchase an aggregate of 4,052,851 shares of Common Stock and an aggregate of 93,000 shares of Restricted Stock and our five executive officers held options to purchase an aggregate of 2,394,838 shares of Common Stock and an aggregate of 376,250 shares of Restricted Stock under the Equity Incentive Plan.
     In 2007, we issued options to purchase 2,667,427 shares of Common Stock, 663,500 of which were issued to new employees in connection with acquisitions. In 2006, we issued options to purchase 2,133,939 shares of Common Stock, 48,600 of which were issued to new employees in connection with acquisitions. In 2005, we issued options to purchase 2,153,900 shares of Common Stock, 489,800 of which were issued to new employees in connection with acquisitions. We also issued 253,332 and 55,000 shares of Restricted Stock in 2007 and 2006, respectively.
Death and Disability
     Upon the disability (as defined in the Equity Incentive Plan) of a participant in the Equity Incentive Plan, the participant shall have the right for 12 months after the date of his or her termination to exercise all options to purchase shares of Common Stock to the extent otherwise exercisable on the date of disability. If a participant in the Equity Incentive Plan dies, all options to purchase shares of Common Stock shall be exercisable by the participant’s legal representatives, heirs, legatees or distributees for 12 months after the date of the participant’s death to the extent otherwise exercisable on the date of death.
Amendment and Termination of the Equity Incentive Plan
     The Equity Incentive Plan will continue indefinitely, but may be amended or terminated by our Board of Directors at any time and for any reason. No amendment that would have a material adverse effect on the rights of a participant under an outstanding Award will be effective without the participant’s consent. In addition, stockholder approval is required for any amendment that increases the aggregate number of shares of Common Stock authorized under the Equity Incentive Plan, changes the class of employees eligible to receive ISOs or increases the period during which ISOs may be granted or exercised.
Federal Income Tax Consequences
     Tax consequences to us and to individuals receiving Awards will vary with the type of Award. Generally, a participant will not recognize income, and we are not entitled to take a deduction, upon the grant of an ISO, NQSO or share of Restricted Stock under the Equity Incentive Plan. A grantee that exercises an ISO will not recognize income on its exercise. If he or she does not sell the shares of Common Stock acquired thereby for at least two years after the date of grant and one year after exercising the ISO, any gain or loss on the sale of Common Stock will be subject to capital gains treatment. The exercise price of the ISO is the tax basis for purposes of determining capital gains.
     An individual who disposes of Common Stock before the holding periods described above are satisfied will have engaged in a “disqualifying disposition” and will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the exercise date over the exercise price and (ii) the excess of the sale price of the shares over the exercise price. Any additional gain or loss realized on the date of sale in a disqualifying disposition is subject to capital gains tax treatment.
     Generally, we are not entitled to a tax deduction upon the grant or exercise of an option or the exercise of an ISO under the Equity Incentive Plan. However, if the grantee engages in a disqualifying disposition, we may take a tax deduction for the amount of ordinary income recognized by the individual.
     Upon exercise of a NQSO, an individual recognizes ordinary income on the difference between the fair market value of Common Stock and the exercise price paid under the NQSO. With respect to Restricted Stock, unless the individual makes an election under Section 83(b) of the Code to be taxed at the time of grant, he or she will recognize ordinary income equal to the fair market value of Common Stock at the time the shares of Restricted Stock vest. In either case, we are generally entitled to deduct the amount recognized by the individual for tax purposes. The individual is also subject to capital gains treatment on the subsequent sale of Common Stock acquired through an Award. For this purpose, the individual’s tax basis in Common Stock is its fair market value at the time the NQSO is exercised or the Restricted Stock vests (or is granted, if an election under Section 83(b) is made).
Registration Under the Securities Act of 1933
     We intend to register the additional shares of Common Stock authorized for issuance under the Equity Incentive Plan under the Securities Act of 1933 on a Registration Statement on Form S-8 as soon as practicable after approval of the amendment to the Equity Incentive Plan by our stockholders.
Required Vote
     Approval of the amendment to the Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention will have the same legal effect as a vote against the proposed amendment to the Equity Incentive Plan, and broker non-votes will have no effect on the outcome of the proposed amendment.
The Board of Directors recommends that the stockholders vote FOR approval of the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. Although ratification is not required by our By-Laws or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.
Fees
     The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for 2007 and 2006, and fees incurred for other services rendered by Ernst & Young LLP for such years:

	2007	2006
Audit Fees(1)	$1,706,873	$1,714,410
Audit – Related Fees(2)	1,500	1,500
Tax Fees(3)	40,381	14,086
All Other Fees	—	—

Total Fees	$1,748,754	$1,729,996

(1)	Such services consisted primarily of the audit of our annual financial statements and internal control over financial reporting, the review of our quarterly financial statements, statutory audits, and services provided in connection with registration statements filed with the Securities and Exchange Commission, or the SEC.

(2)	The fees related to our subscription to Ernst & Young Online.

(3)	Such services consisted primarily of tax compliance services and other tax planning and tax advice services.
Pre-approval of Auditor Services
     The charter of the Audit Committee provides that the Audit Committee must pre-approve all auditing and non-auditing services to be provided by our auditor, other than certain de minimus non-audit services. In addition, any services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. For 2007, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee.
     All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Required Vote
     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2008. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.
The Audit Committee and the Board of Directors recommend that the stockholders vote
FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

CORPORATE GOVERNANCE
Standards of Independence for the Board of Directors
     The Nasdaq Stock Market, Inc., or NASDAQ, requires that a majority of our Board of Directors be comprised of independent directors. Our Board of Directors reviews the independence of all of our directors and affirmatively makes a determination as to the independence of each director on an annual basis based on whether such director satisfies the definition of “independent director” as set forth in Rule 4200 of the NASDAQ Marketplace Rules. Our Board of Directors has determined that each of Messrs. Clein, Dill, Gore, Grant, Petrie and Wissing are independent directors.
Committees of the Board of Directors
     Our Board of Directors has established three standing committees: a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee as described below. All committee members are non-employee directors, each of whom the Board of Directors has determined to be “independent” as required by the listing standards of NASDAQ. In addition, William M. Petrie, M.D. and Edward K. Wissing serve on our Compliance Committee, which is otherwise comprised of our employees. The Compliance Committee oversees our Code of Ethics, which applies to all of our directors and employees, including our Chief Executive Officer and Chief Accounting Officer.
Compensation Committee
     The Compensation Committee is currently comprised of Messrs. Clein, Gore and Grant. During 2007, the Compensation Committee held five meetings. Please refer to “Compensation Discussion and Analysis” for a description of the Compensation Committee’s principal responsibilities and duties. The Compensation Committee has a written charter that is available on our website at www.psysolutions.com.
Audit Committee
     Our Board of Directors has appointed an Audit Committee to assist it in fulfilling its oversight responsibilities for our financial reports, systems of internal controls for financial reporting and accounting policies, procedures and practices. The primary responsibilities and duties of the Audit Committee are as follows:
•	Hire, evaluate and, when appropriate, replace our independent auditor, whose duty it is to audit our books and accounts for the fiscal year in which it is appointed.

•	Determine the compensation to be paid to our independent auditor and, in its sole discretion, approve all audit and engagement fees and terms and pre-approve all auditing and non-auditing services of our independent auditor, other than certain de minimus non-audit services.

•	Review and discuss our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures with management, our independent auditor and our internal auditors.

•	Review and discuss with management and our independent auditor the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of critical accounting policies used in our financial statements.

•	Review and discuss with management the quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

•	Review and discuss with management all existing related-party transactions and approve any proposed related-party transactions to ensure that they are in our best interest.

•	Review and reassess the adequacy of the Amended and Restated Audit Committee Charter adopted by our Board of Directors, and recommend proposed changes to the Board.
     The Audit Committee is currently comprised of Messrs. Dill, Grant and Wissing. Our Board of Directors has determined that David M. Dill is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The Audit Committee held six meetings during 2007. The Audit Committee has a written charter that is available on our website at www.psysolutions.com.
Nominating and Corporate Governance Committee
     The primary responsibilities and duties of the Nominating and Corporate Governance Committee are as follows:
•	Review the composition of our Board of Directors to ensure that a majority of the members are “independent” as required by the NASDAQ listing standards.

•	Consider and recommend candidates to fill new positions or vacancies on the Board of Directors and review any candidates recommended by our stockholders.

•	Evaluate the performance of each existing director proposed for re-election and recommend the director nominees for approval by our Board of Directors and our stockholders.

•	Retain and terminate any search firm to be used to identify Board candidates and approve the search firm’s fees and other retention terms.

•	Review and reassess the adequacy of the Nominating and Corporate Governance Committee Charter and recommend any changes to the Board.
     The Nominating and Corporate Governance Committee is currently comprised of Messrs. Clein and Gore. William F. Carpenter III was a member of the Nominating and Corporate Governance Committee until his resignation from our Board of Directors effective as of July 12, 2007. William M. Petrie, M.D. was a member of the Committee until he was replaced by Mr. Clein effective as of July 31, 2007. The Nominating and Corporate Governance Committee held one meeting during 2007. The Nominating and Corporate Governance Committee has a written charter that is available on our website at www.psysolutions.com.
Meetings of our Board of Directors and Committees
     During 2007, our Board of Directors held a total of six meetings and took action by written consent two times. Each director attended 75% or more of the meetings of our Board of Directors and committees of our Board of Directors on which such director served.
Nomination of Directors
     Directors may be nominated by our Board of Directors or by stockholders in accordance with our By-Laws. As a matter of course, the Nominating and Corporate Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on our Board of Directors. The Nominating and Corporate Governance Committee will review all proposed nominees for our Board of Directors, including those proposed by stockholders. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of our Board of Directors and us. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with our Board of Directors, which will decide whether to invite the candidate to be a nominee for election to our Board of Directors. We do not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

     Our By-Laws govern stockholder nominations of directors. To make a director nomination at the 2009 annual meeting, a stockholder must deliver a written notice (containing certain information specified in our By-Laws as discussed below) to Christopher L. Howard, Esq., our Executive Vice President, General Counsel and Secretary, at Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067 between the dates of December 11, 2008 and January 10, 2009; provided, however, that in the event that the 2009 annual meeting is called for a date that is not between April 20, 2009 and June 19, 2009, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the 2009 annual meeting is mailed or such public disclosure is made, whichever first occurs. With respect to an election of directors at a special meeting of stockholders called for the purpose of electing directors, written notice of a stockholder nominee must be provided by the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was first made, whichever occurs first. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Proxy Statement, which requirements are described in “General Information – Stockholder Proposals for 2009 Annual Meeting” on page 33 of this Proxy Statement.
     In order for a stockholder’s nomination to be deemed proper, the notice must contain certain information specified in our By-Laws, including, without limitation, information as to the director nominees proposed by the stockholder, the name and address of the stockholder, the class and number of shares of our capital stock beneficially owned by the stockholder, a description of all arrangements or understandings between the stockholder and any other persons, including each proposed nominee (if applicable), in connection with the proposed nominations, and a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business or nominate the person(s) named in the notice.
Communicating with the Board
     All stockholder communications with our Board of Directors should be directed to Christopher L. Howard, Esq., our Executive Vice President, General Counsel and Secretary, at Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and should prominently indicate on the outside of the envelope that it is intended for our Board of Directors or for an individual director. Each communication intended for our Board of Directors and received by Mr. Howard will not be opened, but will be promptly forwarded unopened to the Chairman of the Audit Committee following its clearance through normal security procedures.
Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders
     We encourage each member of our Board of Directors to attend each annual meeting of stockholders. All directors, except Mr. Clein, attended the annual meeting of stockholders held on May 15, 2007.
Non-Management Executive Sessions
     Our Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, periodically, and no less frequently than semi-annually, our Board of Directors will meet in executive sessions in which management directors and other members of management do not participate. During 2007, the non-management members of our Board of Directors held four executive sessions.
Policy on Reporting of Concerns Regarding Accounting Matters
     The Audit Committee has adopted a policy on the reporting of concerns regarding accounting, internal accounting controls or auditing matters. We have established a compliance hotline called ValuesLine, 866-708-1022, which is administered by a third party, as a hotline for the receipt, retention and treatment of complaints from employees or others regarding accounting, internal accounting controls and auditing matters. Information received through the hotline is conveyed directly to our Executive Vice President, Quality and Compliance. Complaints relating to accounting, internal accounting controls or auditing matters will then be directed to the Chairman of the Audit Committee. Any complaint may be made anonymously if the claimant so desires, and all claimants will be provided confidentiality in the handling of the complaint.

Policies and Procedures with Respect to Related Party Transactions
     The charter of the Audit Committee requires that the Audit Committee review and discuss with management all existing related-party transactions and approve any proposed related-party transactions to ensure that they are in our best interest. “Related-party transactions” include, but are not be limited to, those transactions described in Item 404(a) of Regulation S-K under the federal securities laws. Only members of the Audit Committee who will derive no direct or indirect benefit from a specific related-party transaction may discuss that transaction with management or vote to approve it.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth information with respect to ownership of our Common Stock, as of March 31, 2008, by:
•	each person who we know to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table on page 22 (the “Named Executive Officers”); and

•	all of our directors and Named Executive Officers as a group.
     To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. All computations are based on 55,418,799 shares of Common Stock outstanding on March 31, 2008.

	Amount and
Name of	Nature of	Percent of
Beneficial Owner, Executive Officer or Director	Beneficial Ownership(1)(2)	Class
Joey A. Jacobs (3)	1,431,145	2 5%
Terrance R. Bridges (4)	75,950	*
Jack E. Polson (5)	390,585	*
Brent Turner (6)	343,916	*
Christopher L. Howard (7)	132,135	*
Christopher Grant, Jr. (8)	12,000	*
Edward K. Wissing (9)	29,744	*
Richard D. Gore (10)	34,000	*
Mark P. Clein (11)	38,404	*
William M. Petrie, M. D. (12)	40,728	*
David M. Dill (13)	21,000	*
Grupo Daniel Alonso S. L. (14)	3,141,261	5.7%
All directors and executive officers as a group (11 persons) (15)	2,549,607	4.4%

*	Less than 1%

(1)	All share information presented in this table has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on January 9, 2006.

(2)	Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable or will be exercisable within sixty (60) days of March 31, 2008. Shares of Common Stock subject to options that are currently exercisable or will be exercisable within 60 days of March 31, 2008 are considered to be outstanding for the purpose of computing the percentage of the shares held by a holder, but are not considered to be outstanding for computing the percentage held by others.

(3)	Includes options to purchase 1,159,629 shares of Common Stock, 145,000 shares of Restricted Stock and 45,000 shares held by a Grantor Retained Annuity Trust, of which Mr. Jacobs is the trustee, for the benefit of certain of Mr. Jacobs’ family members.

(4)	Includes options to purchase 35,250 shares of Common Stock and 40,000 shares of Restricted Stock.

(5)	Includes options to purchase 315,583 shares of Common Stock and 63,750 shares of Restricted Stock.

(6)	Includes options to purchase 265,583 shares of Common Stock and 63,750 shares of Restricted Stock.

(7)	Includes options to purchase 57,083 shares of Common Stock and 63,750 shares of Restricted Stock.

(8)	Represents options to purchase 12,000 shares of Common Stock.

(9)	Represents options to purchase 29,744 shares of Common Stock.

(10)	Represents options to purchase 34,000 shares of Common Stock.

(11)	Includes options to purchase 16,000 shares of Common Stock.

(12)	Includes options to purchase 22,000 shares of Common Stock.

(13)	Includes options to purchase 19,000 shares of Common Stock.

(14)	Based solely on information contained in a Schedule 13G filed by Grupo Daniel Alonso S.L. with the SEC on January 3, 2008. Grupo Daniel Alonso S.L. has sole voting power and sole dispositive power with respect to 3,141,261 shares of Common Stock. The address of Grupo Daniel Alonso S.L. is Avenida Conde Guadalhorce, 57-59, Aviles, Asturias, Spain 33400.

(15)	Includes options to purchase 1,965,872 shares of Common Stock and 376,250 shares of Restricted Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. There are specific due dates for these reports and we are required to report in this Proxy Statement any failure to file reports as required during 2007. Based upon a review of these filings and written representations from our directors and executive officers, we believe that, except as set forth below, all reports required to be filed with the SEC pursuant to Section 16(a) during 2007 were filed. Mark P. Clein inadvertently failed to file on a timely basis a required Form 5 concerning his gift on December 27, 2007 of 4,000 shares of Common Stock, but has since made the required filing.

COMPENSATION DISCUSSION AND ANALYSIS
     The Compensation Committee is responsible for discharging our Board of Director’s responsibilities relating to compensation plans, policies and programs for our executive officers and directors. In performing its duties, the Compensation Committee:
•	Evaluates the performance of our chief executive officer and reviews our chief executive officer’s evaluation of our other executive officers;

•	Reviews and approves the total compensation package, including base salaries, bonuses, equity and non-equity incentives, retirement plans and other benefits, for our executive officers;

•	Reviews and approves compensation packages for new executive officers and termination packages for executive officers;

•	Reviews and approves the compensation and benefits offered to non-employee directors;

•	Interprets all provisions of our equity-based incentive programs, prescribes the form of any agreements related thereto and adopts, amends and rescinds rules for administration of the incentive programs;

•	Grants awards under our equity-based incentive programs; and

•	Reviews and reassesses the adequacy of the Compensation Committee Charter and recommends any changes to the Board.
     The components of our compensation program for executive officers include base salary, performance-based cash bonuses and equity-based incentive compensation in the form of stock options and shares of restricted stock. Our executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive within the health care industry; (iii) to recognize and reward individual performance through salary, annual cash incentives and long-term stock-based incentives; and (iv) to manage compensation based on the individual’s level of skill, knowledge, effort and responsibility. The Compensation Committee believes that the compensation of our executive officers should provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate them to contribute to our success.
Compensation Process
     The Compensation Committee approves salaries and other compensation for our executive officers. In 2007, this group consisted of our five Named Executive Officers. Salaries and other compensation for all other officers and employees are determined by management in accordance with our compensation policies and plans.
     The Compensation Committee reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. The Compensation Committee also relies on the input of our Chief Executive Officer and President concerning the performance of our executive officers in making its compensation decisions. Our Chief Executive Officer and President considers internal pay equity issues, individual contribution and performance, competitive pressures and our financial performance in making his recommendations to the Compensation Committee. The Compensation Committee met five times in 2007.
Role of Compensation Consultant
     The Compensation Committee has retained an outside compensation consultant, Pearl Meyer & Partners, to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. In October 2006, to assist the Compensation Committee in evaluating 2006 compensation and setting compensation for 2007, the consultant provided to the Compensation Committee a detailed report assessing the competitiveness of the compensation amounts offered by us to our executive officers, including an examination of base salary, actual total cash consideration, target total cash consideration and long-term incentives, and a comparison of our overall equity dilution and financial performance with comparable health care companies.

     In October 2007, the consultant provided to the Compensation Committee a similar report to assist the committee in evaluating 2007 compensation and setting compensation for 2008.
Executive Compensation Peer Group
     In order to compare our compensation to other health care companies, the consultant selected a peer group of 14 publicly-traded health care companies with similar revenue and service offerings to us. The peer group for the consultant’s report delivered in October 2006 consisted of the following companies:

AmSurg Corp	LifePoint Hospitals, Inc.
Apria Healthcare Group Inc.	Magellan Health Services, Inc.
Community Health Systems, Inc.	MedCath Corporation
DaVita Inc.	Pediatrix Medical Group, Inc.
Genesis HealthCare Corporation	Res-Care, Inc.
Health Management Associates, Inc.	Triad Hospitals, Inc.
Kindred Healthcare, Inc.	Universal Health Services, Inc.
For the consultant’s report delivered in October 2007, Amsurg Corp., MedCath Corporation and Res-Care, Inc. were removed from the analysis and Brookdale Senior Living, Inc., HealthSouth Corporation and Sunrise Senior Living, Inc. were added.
     In October 2006, the consultant also provided the Compensation Committee with a report assessing the competitiveness of the compensation amounts offered by us to our non-employee directors.
Components of Executive Compensation
     Below is a table outlining each of our Named Executive Officers’ 2008 and 2007 base salaries, cash bonuses, option grants and restricted stock awards. Please note that the cash bonuses and equity awards made in 2007 and 2008 related to the Named Executive Officer’s performance in 2006 and 2007, respectively.

	Annual Base Salary				Cash Bonus		Option Awards (1)		Restricted Stock Awards
Name	2008($)		2007($)		2008($)	2007($)	2008(#)	2007(#)	2008(#)	2007(#)
Joey A. Jacobs	$1,500,000		$1,250,000		$1,535,250	$1,204,200	125,000	60,000	100,000	60,000
Terrance R. Bridges (2)	500,000	(3)	400,000	(4)	318,760	108,370	18,750	200,000	15,000	25,000
Jack E. Polson	440,000		400,000		265,200	230,344	37,500	38,333	30,000	38,333
Brent Turner	440,000		400,000		265,200	230,344	37,500	38,333	30,000	38,333
Christopher L. Howard	440,000		400,000		265,200	202,500	37,500	38,333	30,000	38,333

(1)	The 2008 options (relating to 2007 performance) were granted subject to stockholder approval of the amendment to the Equity Incentive Plan described in Proposal 2 of this Proxy Statement.

(2)	Mr. Bridges became Chief Operating Officer on July 1, 2007.

(3)	Effective July 1, 2008.

(4)	Effective July 1, 2007.
     We believe that our executive compensation program should be internally consistent and equitable in order to achieve our compensation goals. The Compensation Committee relies on its collective subjective judgment together with the information provided to it by us, the analyses and goals described above and the recommendations of our Chief Executive Officer and President. The Compensation Committee also considers the qualifications, length of service, experience, consistency of performance, position, responsibilities, individual performance and available competitive alternatives of our executives, their existing compensation and our financial resources, performance and prospects in determining appropriate levels of compensation for our executives. The Compensation Committee believes that the difference between the compensation of our Chief Executive Officer and President and the

compensation of our other Named Executive Officers is appropriate given the greater responsibilities of the Chief Executive Officer, that he has a greater ability to influence company performance and the role Mr. Jacobs plays as our Chairman of the Board.
Base Salary
     Base salary levels for our executive officers are determined, in part, based on individual experience, internal pay equity, comparisons with peer companies with which we compete for personnel and general market conditions. The Compensation Committee reviews each executive officer’s salary at least annually and may increase each executive officer’s salary based on (i) the individual’s contribution to us compared to the preceding year, (ii) the individual’s responsibilities compared to the preceding year, (iii) comparisons with peer companies as detailed in the market study prepared by the compensation consultant and (iv) our financial performance.
     The Compensation Committee generally meets several times in the fall to review each executive officer’s salary and to consider adjustments to each executive’s base salary for the following year. In setting base salaries for 2007 and 2008, the Compensation Committee reviewed the composition of the peer group and the market studies prepared by the consultant, discussed the peer group and the market studies with the consultant and Mr. Jacobs, evaluated the performance of each executive officer and considered our financial performance. The Compensation Committee noted that, over the last three years, we consistently have been the top performing company in the peer group. After considering these factors, the Compensation Committee approved the base salaries provided in the table above for our Named Executive Officers.
Cash Bonuses
     Cash bonuses paid to our executive officers are a reward for the realization of established performance objectives. The Compensation Committee adopts a cash bonus plan for each executive officer that establishes performance objectives for the executive officer, as described below. The Compensation Committee generally meets in February to review whether and the extent to which performance objectives have been achieved for the prior year. All bonuses are discretionary and subject to the review and approval of the Compensation Committee.
     In 2006, we adopted the Psychiatric Solutions, Inc. Executive Performance Incentive Plan, or the Executive Plan. Payments to executives pursuant to the Executive Plan are designed to qualify as “performance-based compensation” under Section 162(m) of the Code. If we pay compensation that is “performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation even if such compensation exceeds $1,000,000 in a single year. In order for compensation to qualify as “performance-based compensation,” it must meet certain conditions and be paid upon the achievement of objective performance goals selected by the Compensation Committee based on one or more of the business criteria set forth in the Executive Plan. In 2007, Mr. Jacobs was the only executive eligible to participate in the Executive Plan.
     The Compensation Committee has discretion to reduce or eliminate, but not increase, an amount that is payable to a participant under the Executive Plan. Any incentive bonuses will be paid in cash as soon as practicable following the end of the fiscal year, or earlier upon a change in control. In the event we experience a change in control, all participants in the Executive Plan shall receive the maximum bonus for which they are eligible, whether or not the performance goals have been achieved. Upon the death or disability of a participant in the Executive Plan, the Compensation Committee may pay the cash bonus whether or not the performance goals have been achieved.

     Cash bonuses to our Named Executive Officers are based on the criteria set forth in the cash bonus plans and listed below. Also listed is the percentage of each executive officer’s bonus that is based on the applicable criteria.

	Actual vs. Budgeted	Adjusted Earnings	Other Subjective
Name	Adjusted EBITDA	Per Share	Criteria
Joey A. Jacobs	60%	20%	20%
Terrance R. Bridges	70%	20%	10%
Jack E. Polson	60%	20%	20%
Brent Turner	60%	20%	20%
Christopher L. Howard	60%	20%	20%
     The financial components of the cash bonus plans are Adjusted EBITDA and Adjusted EPS. Adjusted EBITDA, as referred to in the cash bonus plans is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization, share-based compensation and other expenses. Adjusted EPS, as referred to in the cash bonus plans, is defined as earnings per share from continuing operations adjusted for non-recurring, infrequent or unusual items. The Compensation Committee believes that Adjusted EBITDA and Adjusted EPS are the appropriate financial measures for the cash bonus plans because they are important measures of our performance and the performance of our management, they drive our success and growth and they are key criteria by which management plans and monitors our business.
     The Compensation Committee believes that the vast majority of the cash bonus should be based on objective measures of financial performance, but believes that more subjective elements are also important in recognizing achievement and motivating officers. Accordingly, the target bonus amount is adjusted based upon the Compensation Committee’s subjective assessment of performance against the other performance objectives set at the outset of the year as well as the Named Executive Officer’s overall contribution to our success and, in the case of Named Executive Officers other than our Chief Executive Officer and President, the recommendation of our Chief Executive Officer and President.
     The 2007 cash bonus plans required that we collect at least 95% of the revenue we record in order for the Named Executive Officers to be eligible for payment of a bonus. For 2007, the target bonus award (as a percentage of base salary) for each Named Executive Officer was as follows: Mr. Jacobs, 100%; Mr. Bridges, 65%; and Messrs. Polson, Turner and Howard, 50%. The maximum bonus award (as a percentage of base salary) that each Named Executive Officer could receive was as follows: Mr. Jacobs, 135%; Mr. Bridges, 97.5%; and Messrs. Polson, Turner and Howard, 75%.
     For 2007, budgeted Adjusted EBITDA for purposes of our executives’ bonus plans was $251,376,000. The table below sets forth the portion of the cash bonus based upon Adjusted EBITDA targets that each Named Executive Officer was eligible to receive for 2007. For example, if our actual Adjusted EBITDA for 2007 was 100% of our budgeted Adjusted EBITDA, Mr. Jacobs would receive 60% of his cash bonus (based on the table above) at the 100% level.

		100% of
	90% - 100% of	Budgeted	100.01% - 105%	105% of Budgeted
	Budgeted	Adjusted	of Budgeted	Adjusted EBITDA
Name	Adjusted EBITDA	EBITDA	Adjusted EBITDA	or Greater
Joey A. Jacobs	0% - 100%	100%	100.01% - 135%	135%
Terrance R. Bridges	0% - 65%	65%	65.01% - 97.5%	97.5%
Jack E. Polson	0% - 50%	50%	50.01% - 75%	75%
Brent Turner	0% - 50%	50%	50.01% - 75%	75%
Christopher L. Howard	0% - 50%	50%	50.01% - 75%	75%
     The table below sets forth the portion of the cash bonus based upon our achievement of certain adjusted EPS targets that each Named Executive Officer was eligible to receive for 2007. For example, if our adjusted EPS for 2007 was $1.42, Mr. Jacobs would receive 20% of his cash bonus (based on the table above) at the 100% level.

	Adjusted EPS of	Adjusted EPS of	Adjusted EPS of
Name	$1.37 - $1.41	$1.42 - $1.46	$1.46 or Greater
Joey A. Jacobs	0% - 99%	100% - 135%	135%
Terrance R. Bridges	0% - 64%	65% - 97.5%	97.5%
Jack E. Polson	0% - 49%	50% - 75%	75%
Brent Turner	0% - 49%	50% - 75%	75%
Christopher L. Howard	0% - 49%	50% - 75%	75%
     In October 2007, the Compensation Committee decided to increase the target bonus awards that can be received by Messrs. Bridges, Turner, Polson and Howard for the 2008 fiscal year. The Compensation Committee determined that the target bonus award (as a percentage of salary) if the 2008 Adjusted EBITDA and adjusted EPS targets are met shall be 66 2/3% for Messrs. Bridges, Polson, Turner and Howard. The Compensation Committee also determined that the maximum cash bonus award (as a percentage of salary) Mr. Jacobs can receive is 150% and Messrs. Bridges, Polson, Turner and Howard can receive is 100%.
     In February 2008, the Compensation Committee met to determine whether and the extent to which the performance goals in each executive officer’s 2007 cash bonus plan had been achieved. Based on such review, the Compensation Committee awarded cash bonuses for the executive officers pursuant to the terms of the cash bonus plans for such officers in the amounts set forth in the table above. The cash bonuses awarded to the executive officers were based on the salaries of such officers as of January 1, 2007, other than Mr. Bridges who became Chief Operating Officer on July 1, 2007, and do not reflect subsequent salary increases.
Equity-Based Compensation
     We believe that stock options and restricted stock are a key component to the compensation of our executive officers. In accordance with the terms of our 2007 Long-Term Equity Compensation Plan, as described in more detail below, no stock options or restricted stock would be granted if certain performance targets were not achieved. Stock options and restricted stock provide a substantial incentive to employees by allowing them to directly participate in any increase in our long-term value. These incentives are intended to reward, motivate and retain the services of our executive officers. Equity-based compensation also aligns the interests of our executive officers with our stockholders.

     On February 20, 2007, the Compensation Committee made certain option grants and awarded shares of restricted stock to certain of our executive officers. Please see the table above for information on the number of options granted and shares of restricted stock awarded. All of the option grants and restricted stock awards were made pursuant to our 2006 Long-Term Equity Compensation Plan and were intended to reward each of the executive officers for his performance in 2006. The option grant and restricted stock award to Mr. Bridges were made on July 1, 2007 by the Compensation Committee in connection with Mr. Bridges’ appointment as our Chief Operating Officer.
     On February 20, 2007, the Compensation Committee also adopted the 2007 Long-Term Equity Compensation Plan for eligible employees, including our executive officers. The number of equity awards to be granted under the 2007 Long-Term Equity Compensation Plan is based on our adjusted EPS for 2007 compared to our adjusted EPS for 2006. If our adjusted EPS for 2007 did not exceed our adjusted EPS for 2006 by at least 20%, no equity awards would be granted. If our 2007 adjusted EPS exceeded our 2006 adjusted EPS by between 20% and 30%, the Compensation Committee could grant stock options to purchase not less than two percent and not more than three percent of our issued and outstanding shares of Common Stock as of the grant date. If our 2007 adjusted EPS exceeded our 2006 adjusted EPS by more than 30%, the Compensation Committee could grant stock options to purchase that number of shares equal to three percent of our issued and outstanding shares of Common Stock as of the grant date. The actual number of securities granted within these parameters was in the sole discretion of the Compensation Committee. At the discretion of the Compensation Committee, restricted stock may be issued in lieu of stock options.
     The Compensation Committee meets with our Chief Executive Officer to determine the allocation of equity awards to the eligible employees, except with respect to his equity award. Mr. Jacobs proposes the equity awards for all eligible employees subject to the review and approval of the Compensation Committee. In determining the equity award to be granted to the Chief Executive Officer and the other executive officers, the Compensation Committee evaluates the following factors: (i) our overall performance for the fiscal year in question; (ii) the performance of the individual in question; (iii) the contribution by the individual to us on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in our industry based on the consultant’s report; and (vi) that level of combination of cash compensation and equity awards that would be required from a competitive point of view to retain the services of a valued executive officer.
     Because our equity awards made under the Equity Compensation Plans are based on the prior year’s performance, grants are typically made in February shortly after the completion of our audited financial statements. Equity awards granted pursuant to the Equity Compensation Plans are issued under the Equity Incentive Plan. On February 25, 2008, the Compensation Committee met to determine whether and the extent to which the performance goals set forth in the 2007 Long-Term Equity Compensation Plan had been achieved. Based on such review, the Compensation Committee made the equity awards set forth in the table above. For purposes of the 2007 Long-Term Equity Compensation Plan, the Compensation Committee determined that each share of restricted stock was equivalent to an option to purchase 2.5 shares. The Compensation Committee’s determination was based on information provided by the outside compensation consultant, including guidelines adopted by Institutional Shareholder Services. If the amendment to the Equity Incentive Plan is approved by the stockholders, options granted to our executive officers on February 25, 2008 vest and become exercisable over the four year period following the date of grant, with 25% of the options vesting on each of the first, second, third and fourth anniversaries of the date of grant. The exercise price of the stock options is $29.00 per share, which was the closing price of our common stock on The NASDAQ Global Select Market on the trading day prior to the grant date. Shares of restricted stock vest 25% per year on the four successive anniversary dates of the grant of restricted stock beginning February 25, 2009. On February 25, 2008, the Compensation Committee also adopted the 2008 Long-Term Equity Compensation Plan on terms identical to the 2007 Long-Term Equity Compensation Plan.
Perquisites
     We provide our executive officers with perquisites that we believe are reasonable and consistent with our overall executive compensation program. We believe that such perquisites help us to retain our executive personnel and allows them to operate more effectively. These perquisites include payment of premiums for long-term disability insurance and long-term care insurance. We also offer a nonqualified deferred compensation plan pursuant to which the executive officers and other key employees may elect to defer up to 10% of their cash compensation. See “Post-Employment Compensation” for additional information about our nonqualified deferred compensation plan.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following summary compensation table reflects the total compensation of the Named Executive Officers.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and					Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($)		Bonus ($)	(1) ($)	(2) ($)	(3) ($)	(4) ($)	Total ($)
Joey A. Jacobs	2007	$1,236,250			$519,250	$1,814,031	$1,535,250	$3,734	$5,108,515
Chairman of the Board,	2006	890,865		(5)	—	2,174,920	1,204,200	3,083	4,273,068
President and Chief Executive Officer
Terrance R. Bridges (6)	2007	366,893	(7)	(5)	113,313	432,671	318,760	4,345	1,235,982
Chief Operating Officer
Jack E. Polson	2007	397,740		(5)	414,215	524,530	265,200	2,922	1,604,607
Executive Vice President,	2006	340,625			68,729	538,999	230,344	2,474	1,181,171
Chief Accounting Officer
Brent Turner	2007	397,740		(5)	414,215	529,559	265,200	3,116	1,609,830
Executive Vice President,	2006	340,625			68,729	544,181	230,344	2,620	1,186,499
Finance and Administration
Christopher L. Howard	2007	396,154		(5)	414,215	409,106	265,200	3,116	1,487,791
Executive Vice President,	2006	333,333			68,729	253,556	202,500	2,620	860,738
General Counsel and Secretary

(1)	Represents the dollar value of compensation cost recognized by us pursuant to Statement of Financial Standards No. 123R, or SFAS 123R. We granted 10,000 shares of restricted stock to each of Messrs. Polson, Turner and Howard on February 23, 2006. We also granted 60,000 shares of restricted stock to Mr. Jacobs and 38,333 shares of restricted stock to each of Messrs. Polson, Turner and Howard on February 20, 2007. Finally, we granted 25,000 shares of restricted stock to Mr. Bridges upon his being named as our Chief Operating Officer on July 1, 2007. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of our equity awards.

(2)	Represents the dollar value of compensation cost recognized by us pursuant to SFAS 123R. Options granted pursuant to Equity Compensation Plans are issued under the Equity Incentive Plan. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of our equity awards. In addition, ratable amounts expensed for awards that were granted in prior years are included. The 2008 option awards (relating to 2007 performance) were granted subject to stockholder approval.

(3)	Represents cash bonuses paid pursuant to the 2007 and 2006 cash bonus plan for each Named Executive Officer.

(4)	Represents premiums paid by us for long-term disability insurance and long-term care insurance.

(5)	The cash bonuses received by each of the Named Executive Officers are set forth in the Non-Equity Incentive Plan Compensation column.

(6)	Mr. Bridges was named our Chief Operating Officer on July 1, 2007.

(7)	Includes relocation expenses of $44,001 for which we reimbursed Mr. Bridges in connection with his appointment as Chief Operating Officer.

Grants of Plan-Based Awards
     The following table provides disclosure of performance-based equity compensation received by the Named Executive Officers during 2007.

		All Other Stock		All Other Option		Exercise or
		Awards:		Awards: Number of		Base Price of	Grant Date Fair
		Number of Shares of		Securities Underlying		Option Awards	Value of Stock and
Name	Grant Date	Stock or Units (#)		Options (#)		($/Sh)	Option Awards ($)
Joey A. Jacobs	2/20/07	60,000	(1)	—		—	$2,492,400
	2/20/07	—		60,000	(2)	$41.54	899,400
Terrance R. Bridges	7/1/2007	25,000	(3)	—		—	906,500
	7/1/2007	—		200,000	(3)	$36.26	2,604,000
Jack E. Polson	2/20/07	38,333	(1)	—		—	1,592,353
	2/20/07	—		38,333	(2)	$41.54	574,612
Brent Turner	2/20/07	38,333	(1)	—		—	1,592,353
	2/20/07	—		38,333	(2)	$41.54	574,612
Christopher L. Howard	2/20/07	38,333	(1)	—		—	1,592,353
	2/20/07	—		38,333	(2)	$41.54	574,612

(1)	Represents shares of restricted stock granted during 2007 pursuant to the Equity Incentive Plan based on achievement of objectives set forth in the 2006 Equity Compensation Plan.

(2)	Represents stock options granted during 2007 pursuant to the Equity Incentive Plan based on achievement of objectives set forth in the 2006 Equity Compensation Plan.

(3)	Represents shares of restricted stock and stock options granted during 2007 pursuant to the Equity Incentive Plan upon Mr. Bridges’ hiring as our Chief Operating Officer.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2007 that represent potential amounts that may be realized in the future.

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of
	Underlying		Underlying				Shares or Units	Market Value of
	Unexercised		Unexercised		Option	Option	of Stock That	Shares or Units of
	Options (#)		Options (#)		Exercise	Expiration	Have Not	Stock That Have
Name	Exercisable		Unexercisable		Price ($)	Date (1)	Vested (2) (#)	Not Vested ($)(3)
Joey A. Jacobs	200,000	(4)	—		$3.28	3/25/13	—	—
	200,000	(5)	—		6.88	10/30/13	—	—
	134,000	(4)	—		10.23	3/12/14	—	—
	127,351	(4)	42,451	(4)	20.69	3/17/15	—	—
	73,648	(4)	24,550	(4)	19.31	5/17/15	—	—
	228,419	(4)	228,420	(4)	32.99	2/23/16	—	—
	—		60,000	(5)	41.54	2/20/17	—	—
	—		—		—	—	60,000	$1,950,000
Terrance R. Bridges	10,000	(5)	20,000	(5)	23.28	7/28/15	—	—
	13,000	(4)	13,000	(4)	32.99	2/23/16	—	—
	—		23,000	(5)	41.54	2/20/17	—	—
	—		200,000	(5)	36.26	3/6/16	—	—
	—		—		—	—	25,000	812,500
Jack E. Polson	50,000	(5)	—		6.88	10/30/13	—	—
	86,000	(4)	—		10.23	3/12/14	—	—
	82,500	(4)	27,500	(4)	20.69	3/17/15	—	—
	40,000	(4)	40,000	(4)	32.99	2/23/16	—	—
	—		38,333	(5)	41.54	2/20/17	—	—
	—		—		—	—	7,500	243,750
	—		—		—	—	38,333	1,245,823
Brent Turner	86,000	(4)	—		10.23	3/12/14	—	—
	82,500	(4)	27,500	(4)	20.69	3/17/15	—	—
	40,000	(4)	40,000	(4)	32.99	2/23/16	—	—
	—		38,333	(5)	41.54	2/20/17	—	—
	—		—		—	—	7,500	243,750
	—		—		—	—	38,333	1,245,823
Christopher L. Howard	25,000	(4)	25,000	(4)	23.90	9/1/15	—	—
	15,000	(4)	15,000	(4)	32.99	2/23/16	—	—
	—		38,333	(5)	41.54	2/20/17	—	—
	—		—		—	—	7,500	243,750
	—		—		—	—	38,333	1,245,823

(1)	The expiration date of each option occurs on the tenth anniversary of the grant date.

(2)	Shares of restricted stock vest 25% per year on the four successive anniversary dates of the grant of restricted stock. We granted 25,000 shares of restricted stock to Mr. Bridges on July 1, 2007, and 60,000 shares of restricted stock to Mr. Jacobs and 38,333 shares of restricted stock to each of Messrs. Polson, Turner and Howard on February 20, 2007. We granted 10,000 shares of restricted stock to each of Messrs. Polson, Turner and Howard on February 23, 2006.

(3)	Based on the closing sales price of our Common Stock of $32.50 on The NASDAQ Global Select Market on December 31, 2007.

(4)	Options became or will become exercisable in 25% increments on the date of grant and on each of the first, second and third anniversaries of the option grant date.

(5)	Options became or will become exercisable in 25% increments on each of the first, second, third and fourth anniversaries of the option grant date.
Option Exercises and Stock Vested
     The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock during 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	Upon Exercise ($)	Vesting (#)	on Vesting ($)
Joey A. Jacobs	7,000 (11/15/07)	$260,320	—	—
	38,484 (11/14/07)	1,431,191	—	—
	37,473 (10/16/07)	1,394,661	—	—
	52,601 (10/12/07)	1,961,723	—	—
	46,300 (10/11/07)	1,728,342	—	—
	1,100 (10/8/07)	40,903	—	—
	67,615 (10/5/07)	2,518,929	—	—
	28,973 (10/4/07)	1,079,441	—	—
	58,118 (10/3/07)	2,161,408	—	—
	6,820 (10/2/07)	254,048	—	—
	1,000 (9/28/07)	37,250	—	—
Terrance R. Bridges	—	—	—	—
Jack E. Polson	—	—	2,500 (2/23/07)	$103,375
	28,000 (3/7/07)	881,138	—	—
	22,000 (3/6/07)	696,249	—	—
	29,243 (3/6/07)	1,054,899	—	—
	8,759 (3/6/07)	314,703	—	—
Brent Turner	—	—	2,500 (2/23/07)	103,375
	22,500 (11/15/07)	744,399	—	—
	2,500 (11/14/07)	82,711	—	—
	28,500 (10/3/07)	942,900	—	—
	16,000 (10/2/07)	529,569	—	—
	25,000 (4/9/07)	875,859	—	—
	20,000 (4/9/07)	787,687	—	—
Christopher L. Howard	—	—	2,500 (2/23/07)	103,375
	25,000 (2/22/07)	431,038	—	—
	25,000 (2/21/07)	440,313	—	—

POST-EMPLOYMENT COMPENSATION
Nonqualified Deferred Compensation Plan
     The following table shows the activity during 2007 and the aggregate balances held by each of our Named Executive Officers at December 31, 2007 under the Psychiatric Solutions, Inc. Nonqualified Deferred Compensation Plan, or the NDCP.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in 2007	Withdrawals/	at December 31,
Name	2007 ($) (1)	2007 ($)	($)	Distributions ($)	2007 ($)
Joey A. Jacobs	$59,618	—	$365	—	$75,478
Terrance R. Bridges	24,543	—	2,726	—	31,309
Jack A. Polson	64,054	—	(827)	—	74,078
Brent Turner	34,622	—	1,131	—	41,166
Christopher L. Howard	63,712	—	2,925	—	78,583

(1)	All contributions by our Named Executive Officers were reported as compensation in the summary compensation table on page 22.
     The NDCP is an unfunded plan pursuant to which eligible participants may elect to have a portion of their compensation deferred until a later date. Participants may elect to contribute to the NDCP any deferred salary in excess of such participant’s deferral limits under the Psychiatric Solutions, Inc. Retirement Savings Plan, or the Savings Plan, for the applicable year, plus any earnings thereon; provided, however, that such amount may not exceed the salary deferral limits provided in Section 402(g) of the Code in effect for the applicable calendar year. Each participant making a deferral election under the NDCP for the excess contributions to the Savings Plan shall also be credited with the matching contributions that we would have made, if any, under the Savings Plan for the applicable year in excess of the matching contributions actually made to the Savings Plan for such year. In addition, each participant may elect to defer up to 10% of his or her base salary and bonus into the NDCP. Eligibility for participation in the NDCP is limited to our employees who are (i) members of a select group of our management or otherwise are highly compensated and (ii) have been designated by the Compensation Committee to participate in the NDCP, including the Named Executive Officers. A participant’s account is 100% vested and nonforfeitable at all times. Deferral elections are made by the eligible employees in December of each year for amounts to be earned in the following year.
     Participants may direct the investment of their NDCP accounts in investment funds included in our Savings Plan. Subject to our approval, a participant may elect for distributions to be paid upon retirement after reaching age 65, termination of employment or a date specified in the election. Unless a participant elects otherwise, distributions shall be made or begin as soon as administratively feasible following any termination of employment. However, if the participant is a “Key Employee,” as defined in the Code, such participant cannot receive any distributions from the NDCP on account of termination of employment until at least six months after such participant’s termination. A participant may elect for distributions to be paid in a lump sum or in annual or monthly installments over a period of no more than ten years. In the absence of such an election, distributions shall be made in a single sum. Upon death or disability of a participant or if we experience a change in control, such participant’s account balance will be paid in a lump sum.
     We have established a trust as a reserve for the benefits payable under the NDCP. We are the grantor of the trust and the trust has been established for the benefit of the participants in the NDCP and, if we become insolvent or go bankrupt, for the benefit of our general creditors. To the extent that the participants’ benefits are not paid from the trust, such benefits shall be paid from our general assets. The participants shall have no funded, secured or preferential right to payment, but rather shall at all times have the status of a general unsecured creditor.

Potential Payments Upon Termination or Change in Control
     We entered into a new employment agreement with Joey A. Jacobs, our Chairman, President and Chief Executive Officer, on May 10, 2007. The employment agreement superseded Mr. Jacobs’ prior employment agreement with us. The employment agreement expires on December 31, 2008, but is subject to automatic annual renewals absent prior notice from either party of the intent not to renew the employment agreement. Pursuant to the employment agreement, Mr. Jacobs’ base salary, cash bonuses and incentive compensation are subject to adjustment from time to time at the discretion of the Compensation Committee.
     If we terminate Mr. Jacobs’ employment “without cause” or if Mr. Jacobs resigns as a result of a “constructive discharge,” as those terms are defined in the employment agreement: (a) Mr. Jacobs will receive a lump sum severance payment equal to two times the sum of (i) his base salary on the date of termination and (ii) the most recent annual bonus paid to Mr. Jacobs during the immediately previous 12-month period; (b) Mr. Jacobs will receive any earned but unpaid base salary, which shall be paid in accordance with our normal payroll practices; (c) Mr. Jacobs will receive bonus compensation payable on a prorated basis for the year of termination, which shall be paid at the same time our executive officers receive their bonuses for the year in which the termination occurred; (d) to the extent that Mr. Jacobs is eligible for and has elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), we agreed to waive all premiums for elected continuation coverage during such COBRA period but not to exceed 18 months; (e) to the extent that Mr. Jacobs is covered by an individual health policy, we will pay all reasonable premiums under such policy for 24 months following the termination date; and (f) all shares of restricted stock and unvested stock options held by Mr. Jacobs and scheduled to vest during the succeeding 24-month period will immediately vest and any such options will remain exercisable for 12 months (3 months in the case of incentive stock options) from the date of termination. Termination, whether voluntary or involuntary, of Mr. Jacobs’ employment within 12 months following a “change in control,” as defined in the employment agreement, shall be treated as a termination without cause.
     If Mr. Jacobs’ employment terminates as a result of his disability or death, Mr. Jacobs or his beneficiaries will be entitled to receive any earned but unpaid base salary, which shall be paid in accordance with the normal payroll practices of the Company. In addition, Mr. Jacobs or his beneficiaries will also receive any bonus compensation, which is payable on a prorated basis for the year of termination, and which shall be paid at the same time our executive officers receive their bonuses for the year in which the termination occurred. Finally, all shares of restricted stock and unvested stock options held by Mr. Jacobs will immediately vest upon his death or termination for disability.
     If Mr. Jacobs’ employment is terminated for cause, as defined in the employment agreement, or he resigns other than pursuant to a triggering event described above, any earned but unpaid base salary shall be paid in accordance with our normal payroll practices, but we will not make any other payments or provide any benefits to Mr. Jacobs.
     If the payment of severance benefits would result in Mr. Jacobs being subject to excise tax under Section 4999 of the Code, we will make a gross up payment to, or on behalf of, Mr. Jacobs to mitigate such taxes.
     The employment agreement provides that Mr. Jacobs, during the period of his employment and for a 12-month period thereafter, will not, among other things, compete with us or solicit our customers, suppliers or employees, except in the event of a termination without cause.
     The following table shows the amounts that Mr. Jacobs would have received if his employment had been terminated for the reasons indicated effective December 31, 2007:

	Salary and		Accelerated Vesting
Triggering Event	Bonus ($)		of Equity Awards ($)		Benefits ($)		Total ($)
Death	$1,535,250	(1)	$19,205,443	(2)	$127,355	(3)	$20,868,048
Disability	1,535,250	(1)	19,205,443	(2)	127,355	(3)	20,868,048
Termination by the Company Without Cause or Constructive Discharge	5,211,950	(4)	18,230,443	(5)	150,044	(6)	23,592,437
Change in Control	8,340,663	(4)(7)	18,230,443	(5)	150,044	(6)	26,721,150

(1)	Represents bonus for 2007. Mr. Jacobs’ would not have any earned but unpaid base salary as of December 31, 2007.

(2)	The amount shown reflects the value of shares of restricted stock and the shares of our Common Stock underlying unvested options, all of which would become vested in accordance with Mr. Jacobs’ employment agreement. The value of restricted stock is based on $32.50, the closing price of our Common Stock as reported on The NASDAQ Global Select Market on December 31, 2007. The value of options is based on the number of shares underlying the options and the difference between $32.50 and the per share exercise price for the options.

(3)	Includes accrued vacation only.

(4)	Represents (a) a lump sum payment equal to two times the sum of Mr. Jacobs’ base salary as of December 31, 2007 and his 2006 bonus and (b) Mr. Jacobs’ bonus for 2007.

(5)	The amount shown reflects the value of shares of restricted stock and the shares of our Common Stock underlying unvested options that would vest within 24 months of termination, all of which would become vested in accordance with Mr. Jacobs’ employment agreement. The value of restricted stock is based on $32.50, the closing price of our Common Stock as reported on The NASDAQ Global Select Market on December 31, 2007. The value of options is based on the number of shares underlying the options and the difference between $32.50 and the per share exercise price for the options.

(6)	Includes accrued vacation and the premiums for health insurance benefits for 24 months in accordance with the Mr. Jacobs’ employment agreement.

(7)	The amount includes a “gross up” payment of all excise taxes imposed under Section 4999 of the Code and any federal income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with Mr. Jacobs’ employment agreement. This calculation assumes termination of employment.
     The Compensation Committee believes that the severance benefits established, and the circumstances under which they would be payable, are appropriate based on Mr. Jacobs’ position and tenure with us, and competitive practices in effect at the time of execution of Mr. Jacobs’ employment agreement. Consistent with these competitive practices, the definitions of “termination for cause” and “constructive discharge” incorporated into the employment agreement were selected to assure that Mr. Jacobs would be fairly compensated in the event that we denied him the opportunity to fulfill the terms of his employment agreement, or materially altered the terms and conditions under which he was to perform his services.
     None of our other executive officers has an employment or severance agreement.

DIRECTOR COMPENSATION
     The following table sets forth the 2007 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Total ($)
William F. Carpenter III (3)	$51,000	$81,739	$132,739
Mark P. Clein	52,000	81,739	133,739
David M. Dill	72,000	81,958	153,958
Richard D. Gore	56,000	81,739	137,739
Christopher Grant, Jr.	70,000	81,739	151,739
William M. Petrie, M.D.	58,000	89,420	147,420
Edward K. Wissing	77,000	81,739	158,739

(1)	Includes annual retainer, meeting fees and fees associated with chairing a Board committee.

(2)	Represents the dollar value of compensation cost recognized by us pursuant to SFAS 123R. The options were granted pursuant to the Psychiatric Solutions, Inc. Outside Directors Non-Qualified Stock Option Plan, or the Directors Plan. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of our equity awards. The grant date fair value of each equity award granted during 2007 computed in accordance with SFAS 123R is $11.59. As of December 31, 2007, Mr. Clein held options to purchase 10,000 shares of our Common Stock, Mr. Dill held options to purchase 15,000 shares of our Common Stock, Mr. Gore held options to purchase 28,000 shares of our Common Stock, Mr. Grant held options to purchase 6,000 shares of our Common Stock, Dr. Petrie held options to purchase 15,000 shares of our Common Stock and Mr. Wissing held options to purchase 31,744 shares of our Common Stock.

(3)	Mr. Carpenter resigned from the Board of Directors effective July 12, 2007.
     Mr. Jacobs does not receive any additional compensation for his services as a director. Each non-employee director receives:
•	an annual retainer of $40,000;

•	a meeting fee of $2,000 for each Board or committee meeting attended in person and $1,000 for each telephonic meeting (but only one fee in the event that more than one such meeting is held on a single day);

•	an initial grant of an option to purchase 12,000 shares of Common Stock on the date of such director’s appointment to the Board of Directors;

•	an annual grant of an option to purchase 8,000 shares of Common Stock; and

•	reimbursement for necessary travel expenses incurred in attending such meetings.
     Additionally, the Board member serving as Chairman of the Audit Committee and the Board member serving as Chairman of the Compliance Committee receive an additional $2,000 per month. The Board member serving as Chairman of the Nominating and Corporate Governance Committee and the Board member serving as Chairman of the Compensation Committee receive an additional $1,000 per month.
     Option grants under the Directors Plan are non-discretionary. As of the date of our annual meeting of stockholders each year, each non-employee member of our Board is automatically granted under the Directors Plan, without further action by us, our Board of Directors, the Compensation Committee or our stockholders, an option to purchase 8,000 shares of our Common Stock. Options granted under the Directors Plan are intended by us not to qualify as incentive stock options under the Code.

     The exercise price of options granted under the Directors Plan must be the fair market value of our Common Stock subject to the option on the date of the option grant. Options granted under the Directors Plan are immediately exercisable as to 25% of the option shares and the remaining 75% of the option shares become exercisable in equal installments on each of the first, second and third anniversaries of the option grant date. Options granted prior to May 17, 2005 expire the earlier of five years from the date of grant or three months after the date on which the option holder ceases to be a director (one year after death or disability). Options granted on or after May 17, 2005 expire the earlier of ten years from the date of grant or three months after the option holder ceases to be a director. All options granted under the Directors Plan become fully vested if we experience a change in control, subject to vesting limitations in situations in which an option holder would realize less net income under the option after payment of “golden parachute” excise taxes under Section 4999 of the Code. Our Board may amend or terminate the Directors Plan in its discretion, except that no amendment will become effective without approval of our stockholders if such approval is necessary pursuant to the NASDAQ listing standards. The Directors Plan will continue indefinitely until it is terminated by our Board.
     On May 15, 2007, the Board granted an option to purchase 8,000 shares of our Common Stock to each of our non-employee directors at an exercise price of $37.02 per share (the fair market value based on the closing sales price reported on The NASDAQ Global Select Market on the previous trading day).
     Each of our directors is a party to an Indemnification Agreement with us pursuant to which we have agreed to indemnify and advance expenses to such director in connection with his or her service as our director, officer or agent to the fullest extent permitted by law and as set forth in each such agreement and, to the extent applicable, to maintain insurance coverage for each such director under our policies of directors and officers’ liability insurance.
Equity Compensation Plan Information
     The following table provides information as of December 31, 2007 with respect to compensation plans (including individual compensation arrangements) under which shares of our Common Stock are authorized for issuance.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	second column)
Equity compensation plans approved by security holders (1)	6,054,663	$28.41	1,088,359
Equity compensation plans not approved by security holders	—	—	—

Total	6,054,663	$28.41	1,088,359

(1)	Represents stock options granted or issuable under the Psychiatric Solutions, Inc. 1997 Key Personnel Plan, the Equity Incentive Plan and the Directors Plan.

Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee of our Board of Directors are Christopher Grant, Jr., Richard Gore and William Petrie, M.D. No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the Compensation Committee Report by reference therein.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K Item 402(b) with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
COMPENSATION COMMITTEE
Christopher Grant, Jr., Chairman
Mark P. Clein
Richard D. Gore

AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Audit Committee Report by reference therein.
     Our management has primary responsibility for preparing our financial statements and implementing internal controls over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.
     The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by our Board of Directors on November 5, 2002, as amended and restated on March 23, 2004. The Amended and Restated Charter is available on our website located at www.psysolutions.com. The Audit Committee reviews and reassesses the adequacy of the Amended and Restated Charter annually or more often as necessary and recommends any proposed changes to the Board. The Audit Committee acted in accordance with its Amended and Restated Charter in 2007. In fulfilling its responsibilities for fiscal year 2007, the Audit Committee:
•	Pre-approved all auditing and non-auditing services of Ernst & Young, other than certain de minimus non-audit services;

•	Reviewed and discussed with management our unaudited quarterly financial statements for the quarters ended March 31, June 30, September 30 and December 31, 2007 and our audited financial statements for the fiscal year ended December 31, 2007, including a discussion of critical accounting policies used in such financial statements;

•	Reviewed and discussed with the internal auditor the quality and appropriateness of our internal controls and reporting procedures;

•	Discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit, both with and without management present; and

•	Received the written disclosures and the letter from Ernst & Young regarding Ernst & Young’s independence as required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young their independence from us and management.
     Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young as described above, and in reliance thereon, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2007 be included in our Annual Report on Form 10-K for filing with the SEC.
Members of the Audit Committee
David M. Dill, Chairman
Edward K. Wissing
Christopher Grant, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     William M. Petrie, M.D., a member of our Board of Directors, serves as President of Psychiatric Consultants, P.C., a practice group managed by us (“PCPC”), and owns a 14% interest in PCPC. The term of the management agreement runs through April 11, 2009. The management agreement will automatically renew for three year terms unless terminated by either party. Pursuant to the management agreement, PCPC pays a management fee and reimburses us for expenses that we incur in the provision of management services. As of December 31, 2007, approximately $112,000 in management fees and reimbursable expenses was payable to us by PCPC. The amount payable by PCPC fluctuates throughout the year based on the services provided.
GENERAL INFORMATION
Stockholder Proposals for 2009 Annual Meeting
     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, proper stockholder proposals intended to be presented at the 2009 annual meeting of stockholders must be received by us at our principal executive offices at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067 no later than December 11, 2008 in order for the proposals to be included in the Proxy Statement and form of proxy card for that meeting.
     If a stockholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our By-Laws. Our By-Laws provide generally that stockholder proposals and director nominations to be considered at an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date that we mailed our proxy statement for the preceding year’s annual meeting of stockholders. However, in the event that our annual meeting is called for a date that is not within 30 days before or after the first anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder will be timely if received by our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of such meeting was first made, whichever first occurs. Under our By-Laws, notice with respect to the 2009 annual meeting of stockholders must be received at our principal executive offices between the dates of December 11, 2008 and January 10, 2009, unless the 2009 annual meeting is called for a date that is not between April 20, 2009 and June 19, 2009. The notice must set forth the information required by the provisions of our By-Laws dealing with stockholder proposals and nominations of directors.
Annual Report to Stockholders
     A copy of this Proxy Statement and our 2007 Annual Report to Stockholders has been posted on the Internet and is accessible by following the instructions in the Notice of Internet Availability. Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. Requests should be directed to Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, (615) 312-5700. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.

PSYCHIATRIC SOLUTIONS, INC
/s/ Joey A. Jacobs
Joey A. Jacobs Chairman, President and Chief Executive Officer

April 10, 2008

Appendix A
Fourth Amendment to the
Psychiatric Solutions, Inc.
Equity Incentive Plan
     This Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) is adopted by Psychiatric Solutions, Inc. (the “Company”).
     Whereas, Psychiatric Solutions, Inc. (the “Company”) has established the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Plan”) through which the Company may grant awards to directors, officers, employees, consultants and advisors of the Company and its affiliates; and
     Whereas, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan.
     Now, therefore, the Plan is hereby amended by deleting Section 5.2 in its entirety and inserting the following in its place and stead:
     5.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 13,116,666 shares of Stock, subject to increases and adjustments as provided in Article VIII.
     This amendment to the Plan was adopted by the Board of Directors of the Company on February 26, 2008, subject to stockholder approval. The amendment was adopted by the stockholders of the Company on May 20, 2008 and shall be effective with respect to all options granted on and after February 25, 2008.
     In Witness Whereof, this Amendment is hereby executed by the undersigned officer of the Company.

Psychiatric Solutions, Inc.
By:
Christopher L. Howard
Executive Vice President, General Counsel and Secretary

PSYCHIATRIC SOLUTIONS, INC.
6640 CAROTHERS
PARKWAY SUITE 500
FRANKLIN, TN 37067
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Psychiatric Solutions, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Psychiatric Solutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PSYCH1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PSYCHIATRIC SOLUTIONS, INC.

Vote on Directors

1.	Election of Class III Directors 01) Joey A. Jacobs 02) Edward K. Wissing 03) William M. Petrie, M.D.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain

2.	Approval of the amendments to the Psychiatric Solutions, Inc. Equity Incentive Plan.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please mark, sign, date and return the Proxy in the enclosed envelope.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer.
If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PSYCHIATRIC SOLUTIONS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 20, 2008
     The undersigned hereby appoints Brent Turner and Christopher L. Howard, or either of them, with full power of substitution and resubstitution, as proxies to vote all shares of capital stock of Psychiatric Solutions, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, on Tuesday, May 20, 2008, at 8:00 a.m. (Central Time), and at any adjournment thereof, on the matters indicated on the reverse side and such other business as may properly come before the Annual Meeting.
     This Proxy is being solicited by the Company’s Board of Directors and, when properly executed, will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election of all nominees as Class III directors of the Company, (b) FOR approval of the amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan, (c) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and (d) in accordance with the recommendation of the Board of Directors on any other proposal that may properly come before the Annual Meeting or any adjournment thereof.
THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE